Exhibit 99.1

Larry Pierce Media Relations (713) 369-9407	Mindy Mills Investor Relations (713) 369-9490 www.kindermorgan.com

KINDER MORGAN ENERGY PARTNERS INCREASES
QUARTERLY DISTRIBUTION TO $0.92 PER UNIT

HOUSTON, Jan. 16, 2008 – Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today increased its quarterly cash distribution per common unit to $0.92 from $0.88.  Payable on Feb. 14, 2008, to unitholders of record as of Jan. 31, 2008, the distribution represents an 11 percent increase over the fourth quarter 2006 cash distribution per unit of $0.83.  KMP has increased the distribution 31 times since current management took over in February of 1997.  In total, KMP declared cash distributions for 2007 of $3.48 per unit, exceeding its published annual budget of $3.44, and 7 percent higher than declared cash distributions in 2006 of $3.26 per unit.  The excess of distributable cash flow before certain items above distributions for 2007 was approximately $40 million.
KMP reported record quarterly distributable cash flow before certain items of $242 million, up 21 percent from $200 million for the fourth quarter of 2006.  Distributable cash flow per unit before certain items was $1.00, up 15 percent from $0.87 per unit for the comparable period last year.  Fourth quarter net income before certain items was $299.2 million compared to $245.8 million for the same period last year.  Including certain items, net income for the fourth quarter was $293.3 million compared to $267.3 million for the same period in 2006.  Certain items in the fourth quarter resulted in a net loss of $5.9 million and included a gain from the sale of the North System, as well as increases in legal and environmental reserves.
For 2007, KMP produced distributable cash flow before certain items of $865 million, up 16 percent from $743.1 million for the same period last year.  Distributable cash flow per unit before certain items was $3.65, up 11 percent from $3.30 for 2006.  Net income before certain items for the year was $1 billion compared to $958.6 million for 2006.  Net income including
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certain items for the full year was $590.3 million compared to $1.0 billion in 2006.  As was explained in the second and third quarter earnings releases, the net income including certain items includes the impact of a non-cash reduction in the carrying value of the Trans Mountain Pipeline’s goodwill that was taken at Knight Inc. (formerly Kinder Morgan, Inc. – KMI) in the first quarter of 2007.  Following KMP’s purchase of Trans Mountain in the second quarter, the historical KMI financial results of Trans Mountain, including the impact of the goodwill reduction, must be reflected at KMP as well.  KMP’s overall carrying value for Trans Mountain must also reflect KMI’s basis and as a result, exceeds the amount that KMP paid for the asset.
Chairman and CEO Richard D. Kinder said, “KMP had a superb fourth quarter and an outstanding year with all of our business segments reporting an increase in earnings before DD&A.  Total full-year segment earnings before DD&A increased by 14 percent compared to 2006 to an all-time high of $2.2 billion.  Results were driven by strong performances from the Natural Gas and Products pipelines business segments, along with contributions from Trans Mountain Pipeline, which was acquired in the second quarter of 2007.  Considering that we achieved these strong 2007 results without realizing any significant contributions from a number of large new infrastructure projects that we are building through our capital expansion program, I’m extremely confident in stating that KMP is well positioned for future growth.  For example, we invested over $2.5 billion last year in new infrastructure and expansion projects, and REX-West – the second major segment of the Rockies Express Pipeline project – began interim service Jan. 12 and is expected to be fully operational in February.  We are very excited to begin delivering value from projects such as this to our unitholders and shareholders.  We plan to invest over $3 billion in additional capital expansion projects this year, and the REX-East, Midcontinent Express and Kinder Morgan Louisiana pipeline projects are expected to be under construction in 2008 and drive growth in 2009 and beyond.”

Overview of Business Segments
The Products Pipelines segment produced fourth quarter segment earnings before DD&A of $138.5 million, up 7 percent from the same period last year.  For the year, this segment generated $585.9 million in earnings before DD&A, up 17 percent from 2006 and
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exceeding its published annual budget of 14 percent growth.  Results would have been even higher except for the sale of the North System which closed Oct. 5, 2007.
“The Products Pipelines business had an excellent year with all of the businesses in this segment delivering higher earnings before DD&A than they did in 2006,” Kinder said.  “Growth was spearheaded by the Cochin Pipeline, reflecting both strong performance and the remaining interest in the asset that we acquired from BP in the first quarter of 2007.  The West Coast terminals, Plantation Pipe Line Company and our Transmix operations also produced significantly higher earnings before DD&A than they did in 2006.”
For the year, total refined products revenues were up 6 percent and volumes were down 0.4 percent.  Excluding Plantation, which was impacted by a competing pipeline that began service midyear 2006, total refined products volumes were up 0.8 percent for the year.  Overall, gasoline volumes were down 3.2 percent (primarily due to Plantation) and diesel and jet fuel volumes were up 3.7 and 4.7 percent, respectively.  Volumes for the year were up 1 percent on the Pacific and 2 percent on the Central Florida pipeline systems, respectively.  While NGL volumes in this segment were down for the year, NGL revenues were up substantially due to KMP’s increased ownership stake in Cochin.
The Natural Gas Pipelines business produced fourth quarter segment earnings before DD&A of $178.5 million, up 28 percent from the same period last year.  For the year, this segment generated $600.8 million in earnings before DD&A, up 8 percent from 2006 and exceeding its published annual budget of 1 percent growth.  “Our Natural Gas Pipelines business had a tremendous year, once again led by the Texas intrastate pipelines,” Kinder said.  “Growth by the intrastates was attributable to higher sales margins and increased transportation revenue from renewal and incremental contracts, along with greater value from storage activities.  Additionally, the Texas intrastate and Casper-Douglas processing activities produced strong results.”
For the year, transport volumes were up 10 percent and sales volumes were down 5 percent versus 2006.
The CO2 business delivered fourth quarter segment earnings before DD&A of $144.9 million, up 26 percent from the same period last year.  For the year, this segment
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produced $537.2 million, up 10 percent from 2006, but well below its published annual budget of 24 percent growth.  “With the exception of SACROC, which had significantly lower earnings before DD&A than budgeted, the CO2 segment had a good year,” Kinder said.  “Results were driven by oil production at Yates, higher NGL sales volumes due to increased recoveries at our SACROC gas processing operations and solid sales and transport volumes, particularly in the fourth quarter.”
For the quarter, average oil production at Yates increased to 27.8 thousand barrels per day (MBbl/d), a record since KMP invested in Yates.  For the year, average production increased 4 percent from 2006 to 27 MBbl/d.  At the SACROC Unit, average oil production for the quarter fell to 25.3 MBbl/d and decreased by 10 percent for the year to 27.6 MBbl/d.  NGL sales volumes increased by 9 percent compared to 2006.
The CO2 segment is an area where KMP is exposed to commodity price risk, but that risk is mitigated by a long-term hedging strategy intended to generate more stable realized prices.  The realized weighted average oil price per barrel, with all hedges allocated to oil, was $37.57 for the quarter and $36.05 for the year.  The realized weighted average NGL price per barrel, allocating none of the hedges to NGLs, was $66.67 for the quarter and $52.91 for the year.
The Terminals business reported fourth quarter segment earnings before DD&A of $124.2 million, up 16 percent from the same period last year.  For the year, this segment had $442.4 million in earnings before DD&A, up 12 percent from 2006 and basically flat with its published annual budget.  “Our terminals business had a solid year, with growth attributable to both acquisitions and organic opportunities,” Kinder said.  “Internal expansions contributed to increased earnings before DD&A in the fourth quarter and are expected to boost future throughput.”
For example, approximately 28 new tanks were completed in the fourth quarter or will be brought online in the first quarter 2008 at terminals on the Houston Ship Channel, in New York Harbor, in Argo, Ill., and near Edmonton, Alberta.  This represents over 1 million barrels of new tankage capacity that went into service in the fourth quarter and approximately 3.75 million barrels of additional new capacity that is expected to come online this quarter.  Several
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acquisitions also contributed to earnings including Vancouver Wharves in British Columbia and Marine Terminals, which has five facilities in four states.
The Trans Mountain Pipeline, which KMP acquired April 30, 2007, produced fourth quarter segment earnings before DD&A of $14.2 million and contributed $56.9 million for the year, about 6 percent higher than its published annual budget.  Volumes were up 13 percent for the year compared to 2006 due in part to a pump station expansion.
Outlook
As previously announced, KMP expects to declare cash distributions of $4.02 per unit for 2008.  This projection includes contributions from assets currently owned by KMP and does not include any benefits from unidentified acquisitions.  Kinder Morgan Management, LLC (NYSE: KMR) also expects to declare distributions of $4.02 per share for 2008.
“As previously noted, our capital expansion program will begin to produce significant dividends in 2008, and we expect to grow KMP’s distribution per unit by about 16 percent compared to our 2007 results,” Kinder said.  “We project our business units will deliver approximately $2.6 billion in distributable cash flow, which is an increase of about $500 million over their 2007 performance.  This expected robust growth will be spearheaded by REX-West, higher hedge prices on our crude production and anticipated strong performances from other assets.”
KMP will provide details of its 2008 financial plan at its annual investor conference in Houston on Thursday, Jan. 24, which will be webcast live.  As in previous years, KMP will post its budget on its web site at www.kindermorgan.com to enable investors to follow the company’s progress throughout the year.  “We remain committed to transparency, and we will continue to review and explain any variances to the budgets during our quarterly earnings calls,” Kinder said.

Other News
Products Pipelines

•
KMP completed and placed into service the approximately $153 million East Line expansion in December 2007 which increased pipeline capacity from El Paso, Texas, to Tucson and Phoenix, Ariz.  The expansion replaced almost 130 miles of 8-inch diameter pipeline

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between El Paso and Tucson with new state-of-the-art 16-inch diameter pipe, increasing capacity on the East Line to over 200,000 barrels per day. The company completed the first phase of its pipeline expansion into Arizona in 2006. With the completion of these projects, KMP is well positioned to meet future consumer demand for motor and jet fuels in one of the nation’s fastest growing areas.

•
Central Florida Pipeline recently completed a successful open season for offloading, storage and blending of ethanol at its Tampa and Orlando, Fla., terminals.  Term contracts have been negotiated with producers, marketers and gasoline blenders.  The company has undertaken an approximately $25 million project to construct new, as well as modify and convert, infrastructure such as storage tanks, truck racks and rail off-load facilities to support customers’ ethanol blending needs.

Natural Gas Pipelines

•
Interim service with capacity of about 1.4 billion cubic feet (Bcf) per day began Jan. 12 on approximately 500 miles of Rockies Express-West (REX-West) from the Cheyenne Hub in Weld County, Colo., to the ANR delivery point in Brown County, Kan.  The remaining 213 miles of REX-West will continue eastward to Audrain County, Mo., and are expected to be in service in early February at which time capacity will increase to about 1.5 Bcf.  REX-West is a 713-mile, 42-inch diameter pipeline with deliveries available on the pipeline system to interconnects with Kinder Morgan Interstate Gas Transmission, Northern Natural Gas Company, Natural Gas Pipeline Company of America, ANR and Panhandle Eastern Pipeline Company.

•
The FERC issued a draft environmental report in late November 2007 for REX-East, the third and final segment of the 1,678-mile REX pipeline.  Subject to receipt of regulatory approvals, it is anticipated that interim service on REX-East will begin as early as Dec. 30, 2008, and be fully operational by June 2009.  REX-East is a 638-mile pipeline segment that will extend REX eastward from Audrain County to Clairington, Ohio.  One of the largest natural gas pipelines to be constructed in North America, REX  is a joint venture of KMP, Sempra Pipelines and Storage and ConocoPhillips.  When completed, the pipeline will have a capacity of approximately 1.8 Bcf per day.  Binding firm commitments from creditworthy shippers have been secured for all of the capacity on the pipeline.  KMP is overseeing construction of the project and will operate the pipeline.

•
In December 2007, a promising non-binding open season was completed for the Northeast Express project, a proposed 375-mile extension of REX that would extend the pipeline’s route from Clarington, and add capacity to receive volumes from Lebanon, Ohio, to the endpoint in Princeton, N.J.  Binding commitments are currently being negotiated with potential customers.  Subject to receipt of sufficient binding commitments and regulatory approvals, the pipeline extension could go into service in late 2010.

•	Midcontinent Express Pipeline LLC filed an application with the FERC in October 2007 to request a certificate of public convenience and necessity that would authorize construction

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and operation of the approximately 500-mile project.  Subject to receipt of regulatory approvals, Midcontinent Express is expected to be in service by March of 2009.  The approximately $1.3 billion project will extend from southeast Oklahoma, across northeast Texas, northern Louisiana and central Mississippi, to an interconnection with the Transco Pipeline near Butler, Ala.  Midcontinent Express will have initial capacity of up to 1.4 billion cubic feet per day (Bcf/d) and has binding commitments of approximately 1 Bcf/d from creditworthy shippers for long-term transportation capacity.  The project is a 50/50 joint venture between KMP and Energy Transfer Partners, LLC (NYSE: ETP).

•
The approximately $510 million Kinder Morgan Louisiana Pipeline, a 135-mile, 42-inch diameter line, will be constructed in 2008 and transport natural gas from the Cheniere Sabine Pass liquefied natural gas terminal that is currently being built in Louisiana to multiple pipelines.  All of the approximately 3.2 Bcf/d of capacity on the pipeline has been subscribed by creditworthy counterparties.  The pipeline is anticipated to be fully operational not later than Jan. 1, 2009, about three months sooner than initially projected.

•
The TransColorado Pipeline recently completed an approximately $48 million expansion which was placed into service Jan. 1.  The project boosted capacity on the pipeline by 250,000 dekatherms per day from Blanco, N.M., to Meeker, Colo., all of which is subscribed under a long-term contract with ConocoPhillips.

CO2

•
KMP’s new Doe Canyon Deep Unit is expected to begin commercial production this week and will gradually ramp up production to deliver up to 100 million cubic feet per day of CO2 from this new source field in Dolores County, Colo.  The approximately $87 million project includes six new CO2 production wells and construction of a new pipeline that will connect the existing Cortez Pipeline to Doe Canyon.

Terminals

•
KMP plans to invest approximately $56 million to construct a petroleum coke terminal at the BP refinery in Whiting, Ind.  KMP has entered into a long-term contract to build and operate the facility that will handle approximately 2.2 million tons of petcoke per year from a coker unit BP plans to construct to process heavy crude from Canada.  The facility is expected to be in service midyear 2011.

Miscellaneous

•
KMP raised approximately $343 million in net proceeds in late November through a public offering of approximately 7.13 million common units, including the exercise by the underwriters of an option to purchase an additional 930,000 units at the offer price.

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Kinder Morgan Management, LLC
Shareholders of Kinder Morgan Management, LLC (NYSE: KMR) will also receive a $0.92 distribution ($3.68 annualized), payable on Feb. 14, 2008, to shareholders of record as of Jan. 31, 2008.  The distribution to KMR shareholders will be paid in the form of additional KMR shares.  The distribution is calculated by dividing the cash distribution to KMP unitholders by KMR’s average closing price for the 10 trading days prior to KMR’s ex-dividend date.
Kinder Morgan Energy Partners, L.P. (NYSE: KMP) is a leading pipeline transportation and energy storage company in North America.  KMP owns an interest in or operates more than 24,000 miles of pipelines and 150 terminals.  Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle bulk materials like coal and petroleum coke.  KMP is also the leading provider of CO2 for enhanced oil recovery projects in North America.  One of the largest publicly traded pipeline limited partnerships in America, KMP has an enterprise value of approximately $20 billion.  The general partner of KMP is owned by Knight Inc. (formerly Kinder Morgan, Inc.), a private company.

Please join KMP at 4:30 p.m. Eastern Time on Wednesday, Jan. 16, at www.kindermorgan.com for a LIVE webcast conference call on the company’s 2007 and fourth quarter earnings.

The non-generally accepted accounting principles financial measures of distributable cash flow, distributable cash flow per unit, and earnings before DD&A are presented in this news release.  For KMP overall, we define distributable cash flow to be limited partners’ pretax income before DD&A less cash taxes paid and sustaining capital expenditures for KMP, plus DD&A less sustaining capital expenditures for Rockies Express, our equity method investee.  For our segments we define distributable cash flow as segment net income (which is before corporate costs of G&A and interest) plus DD&A less sustaining capital expenditures.  The components of the difference between overall KMP distributable cash flow and segment distributable cash flow are cash versus book taxes, DD&A and sustaining capital expenditures on Rockies Express, G&A, interest, minority interest and the general partner’s interest.  Distributable cash flow per unit is overall KMP distributable cash flow divided by average outstanding units.  We define segment earnings before DD&A as segment earnings plus DD&A and amortization of excess cost of equity investments.  The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP), with the exception of certain items which are clearly identified in the attached charts and "sustaining capital expenditures,” which is not a defined term under GAAP.  Consistent with
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the partnership agreement of Kinder Morgan Energy Partners, L.P., sustaining or maintenance capital expenditures are defined as capital expenditures (as defined by GAAP) which do not increase the capacity of an asset.  We routinely calculate and communicate these measures to investors.  We believe that continuing to provide this information results in consistency in our financial reporting.  In addition, we believe that these measures are useful to investors because they enhance the investors’ overall understanding of our current financial performance and our prospects for future performance.  Specifically, we believe that these measures provide investors an enhanced perspective on the operating performance of our assets and the cash that our businesses are generating.

This news release includes forward-looking statements. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.
# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Consolidated Statement of Income
(Unaudited)
(in millions except per unit amounts)

	Three Mos. Ended Dec 31		Twelve Mos. Ended Dec 31
	2007	2006	2007	2006
Revenues	$2,448.8	$2,122.5	$9,217.7	$9,048.7

Costs and Expenses
Operating expenses	1,955.2	1,594.8	7,028.7	6,991.6
Depreciation, depletion and amortization	138.2	119.4	540.0	423.9
General and administrative	56.0	43.3	321.9	238.4
Taxes, other than income taxes	41.8	31.7	153.8	134.4
Other expense (income)	0.4	(15.2)	365.6	(31.2)
	2,191.6	1,774.0	8,410.0	7,757.1
Operating Income	257.2	348.5	807.7	1,291.6

Other Income/(Expense)
Earnings from equity investments	18.3	18.5	69.7	74.0
Amortization of excess cost of equity investments	(1.5)	(1.4)	(5.8)	(5.6)
Interest, net	(101.1)	(86.5)	(391.4)	(337.8)
Other, net	4.8	(1.1)	14.2	12.0
Minority interest	(2.6)	(7.3)	(7.0)	(15.4)

Income from continuing operations before income taxes	175.1	270.7	487.4	1,018.8

Income tax expense	(34.6)	(8.9)	(71.0)	(29.0)

Income from continuing operations	140.5	261.8	416.4	989.8

Income from discontinued operations	152.8	5.5	173.9	14.3

Net Income	$293.3	$267.3	$590.3	$1,004.1

Calculation of Limited Partners' Interest in Net Income:
Income from Continuing Operations	140.5	261.8	416.4	989.8
Less: General Partner's Interest	(170.0)	(119.4)	(609.9)	(513.2)
Limited Partners' interest	(29.5)	142.4	(193.5)	476.6
Add: Limited Partner's interest in Discontinued Operations	151.3	5.4	172.2	14.2
Limited Partner's interest in Net Income	$121.8	$147.8	$(21.3)	$490.8

Diluted Limited Partners' Net Income per Unit:
Income from Continuing Operations	$(0.12)	$0.62	$(0.82)	$2.12
Income from Discontinued Operations	$0.62	$0.02	$0.73	$0.06
Net Income	$0.50	$0.64	$(0.09)	$2.18
Weighted Average Units Outstanding	$242.3	$230.2	$236.9	$224.9

Declared distribution	$0.92	$0.83	$3.48	$3.26

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Earnings Contribution by Business Segment
(Unaudited)
(in millions except per unit amounts)

	Three Mos. Ended Dec 31		Twelve Mos. Ended Dec 31
	2007	2006	2007	2006
Segment Earnings Before DD&A and Amort. of Excess Investments:
Products Pipelines	$138.5	$129.2	$585.9	$502.0
Natural Gas Pipelines	178.5	139.7	600.8	554.9
CO2	144.9	115.3	537.2	490.0
Terminals	124.2	106.8	442.4	396.8
Trans Mountain	14.2	-	56.9	-
Total	$600.3	$491.0	$2,223.2	$1,943.7

Segment DD&A and Amort. of Excess Investments:
Products Pipelines	$22.3	$22.3	$92.6	$86.3
Natural Gas Pipelines	16.4	17.6	65.2	65.7
CO2	69.5	59.3	284.2	192.9
Terminals	25.4	19.3	89.3	74.6
Trans Mountain	6.1	-	15.2	-
Total	$139.7	$118.5	$546.5	$419.5

Segment Earnings Contribution:
Products Pipelines	$116.2	$106.9	$493.3	$415.7
Natural Gas Pipelines	162.1	122.1	535.6	489.2
CO2	75.4	56.0	253.0	297.1
Terminals	98.8	87.5	353.1	322.2
Trans Mountain	8.1	-	41.7	-
General and Administrative	(57.1)	(36.1)	(245.5)	(217.6)
Interest, net	(101.6)	(86.6)	(392.2)	(336.1)
Minority Interest	(2.7)	(4.0)	(10.9)	(11.9)
Certain Items (net of minority interest):
Trans Mountain Before Dropdown	(1.3)	12.7	13.4	32.0
Trans Mountain Goodwill Impairment	-	-	(373.3)	-
Gain on Sale(1)	151.3	-	151.3	15.1
Environmental Reserves	(15.3)	-	(17.5)	(17.9)
Loss on Debt Retirement	-	-	(1.0)	-
Allocated non-cash long-term compensation	(1.4)	-	(26.0)	-
Legal Reserves and Settlements	(138.7)	-	(181.5)	(0.5)
Hurricanes	-	8.8	1.3	8.8
Other(2)	(0.5)	-	(4.5)	8.0
Sub-total Certain Items	(5.9)	21.5	(437.8)	45.5
Net income	$293.3	$267.3	$590.3	$1,004.1
Less: General Partner's Interest in Net Income	(171.5)	(119.5)	(611.6)	(513.3)
Limited Partners' Net Income	$121.8	$147.8	$(21.3)	$490.8

Net income before certain items	$299.2	$245.8	$1,028.1	$958.6
Less: General Partner's Interest in Net Income before certain items	(171.6)	(119.3)	(616.0)	(512.8)
Limited Partners' Net Income before Certain Items	$127.6	$126.5	$412.1	$445.8
Depreciation, depletion and amortization(3)	142.1	118.5	554.8	419.5
Book/(Cash) Taxes - Net	30.0	4.3	50.7	3.3
Sustaining capital expenditures(4)	(57.7)	(49.3)	(152.6)	(125.5)
DCF before certain items	$242.0	$200.0	$865.0	$743.1

Net income/unit before certain items	$0.53	$0.55	$1.74	$1.98
DCF/unit before certain items	$1.00	$0.87	$3.65	$3.30
Weighted Average Units Outstanding	242.3	230.2	236.9	224.9

(1)	2006 gain on sale of Douglas Gathering System, 2007 gain on sale of North System
(2)
2006 primarily includes contract settlements and the release of a reserve related to a natural gas pipeline contract obligation 2007 includes insurance cancellation charge, acquisition expenses, and currency loss on note payable

(3)	Includes Kinder Morgan's share of Rockies Express DD&A of $2.4 & $8.4 respectively for 4th quarter and full year 2007
(4)	Excludes Trans Mountain prior to the April 30 acquisition

Volume Highlights
(historical pro forma for acquired assets)

	Three Mos. Ended Dec 31		Twelve Mos. Ended Dec 31
	2007	2006	2007	2006
Products Pipelines
Gasoline	103.5	109.8	435.5	449.8
Diesel	41.8	40.2	164.1	158.2
Jet Fuel	31.1	30.1	125.1	119.5
Total Refined Product Volumes (MMBbl)	176.4	180.1	724.7	727.5
NGL's	7.5	8.4	30.4	34.0
Total Delivery Volumes (MMBbl)(1)	183.9	188.5	755.1	761.5

Natural Gas Pipelines(2)
Transport Volumes (Bcf)	402.1	373.5	1,577.3	1,440.9
Sales Volumes (Bcf)	224.5	219.3	865.5	909.3

CO2
Delivery Volumes (Bcf)(3)	164.7	165.8	637.3	669.2
Sacroc Oil Production - Gross (MBbl/d)(4)	25.3	30.8	27.6	30.8
Sacroc Oil Production - Net (MBbl/d)(5)	21.1	25.6	23.0	25.7
Yates Oil Production Gross - (MBbl/d)(4)	27.8	26.7	27.0	26.1
Yates Oil Production - Net (MBbl/d)(5)	12.3	11.9	12.0	11.6
NGL Sales Volumes (MBbl/d)(6)	9.0	8.7	9.6	8.9
Realized Weighted Average Oil Price per Bbl(7) (8)	$37.57	$31.41	$36.05	$31.42
Realized Weighted Average NGL Price per Bbl(8)	$66.67	$41.10	$52.91	$43.90

Terminals
Liquids Leaseable Capacity (MMBbl)	47.5	43.5	47.5	43.5
Liquids Utilization %	95.9%	96.3%	95.9%	96.3%
Bulk Transload Tonnage (MMtons)	23.9	25.4	87.1	95.1

Trans Mountain (MMBbl)	24.2	20.7	94.4	83.7

(1)	Includes Pacific, Calnev, Plantation, Central Florida, Cochin and Cypress
(2)	Includes KMIGT, Texas Intrastates, KMNTP, Monterrey, Trailblazer and TransColorado
(3)	Includes Cortez, Central Basin, CRC, CLPL and PCPL pipeline volumes
(4)	Represents 100% production from the field
(5)	Represents Kinder Morgan's net share of the production from the field
(6)	Net to Kinder Morgan
(7)	Includes all Kinder Morgan crude oil properties
(8)	Hedge gains/losses for Oil and NGLs are included with Crude Oil

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
PRELIMINARY ABBREVIATED CONSOLIDATED BALANCE SHEET
(Unaudited)
(Millions)

	December 31,
	2007	2006
ASSETS

Cash and cash equivalents	$59	$7
Other current assets	1,151	1,030
Property, Plant and Equipment, net	11,591	10,106
Investments	659	426
Deferred charges and other assets	1,713	1,973
TOTAL ASSETS	$15,173	$13,542

LIABILITIES AND PARTNERS' CAPITAL

Notes payable and current maturities of long-term debt	$610	$1,359
Other current liabilities	1,963	1,778
Long-term debt	6,456	4,384
Value of interest rate swaps	144	43
Other	1,507	970
Minority interest	54	60
Partners' Capital
Accumulated Other Comprehensive Loss	(1,273)	(866)
Other Partners' Capital	5,712	5,814
Total Partners' Capital	4,439	4,948
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$15,173	$13,542

Total Debt, net of cash and cash equivalents, and excluding the value of interest rate swaps	$7,007	$5,736

Total Capitalization (Excl. Accum. OCI)	$12,773	$11,610

Debt to Total Capitalization	54.9%	49.4%

Total Debt, net of cash and cash equivalents, and excluding the value of interest rate swaps	$7,007	$5,736

Segment Earnings Before DD&A and certain items	$2,223	$1,944
G&A	(246)	(218)
Income Taxes	67	19
EBITDA before certain items	$2,044	$1,745

Debt to EBITDA	3.4	3.3